OMB APPROVAL

=============================
OMB Number: 3235-0167

=============================
Expires: October 31, 2001

=============================
Estimated average burden
hours per response.....1.50

=============================






                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                 Commission File Number  0-27822
                                                                         -------

                     ICON Cash Flow Partners, L.P., Series B
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

      111 Church Street, White Plains, New York 10601-1505, (914) 993-1700
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interests
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [X]             Rule 12h-3(b)(1)(i)       [X]
    Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(1)(ii)      [ ]
    Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(i)       [ ]
    Rule 12g-4(a)(2)(ii)    [ ]             Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6 --------       [ ]

               Approximate number of holders of record as of the
                        certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, ICON Cash Flow Partners, L.P., Series B, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: ___________________           ICON Cash Flow Partners, L.P., Series B

                                    By:    ICON Capital Corp.
                                           General Partner

                                           By: /s/ Robert F. Aufenanger
                                               ------------------------
                                               Name:  Robert F. Aufenanger
                                                      --------------------------
                                               Title: Senior Vice President
                                                      --------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.